EXHIBIT 99.1

Temecula Valley Bancorp Announces Record 2006 Earnings

    TEMECULA, Calif.--(BUSINESS WIRE)--Jan. 23, 2007--Temecula Valley Bancorp Inc. (NASDAQ:TMCV) announces record earnings of $16.9 million, a 21% increase in earnings for the year ending December 31, 2006, compared to the $14.0 million earned in the same period in 2005. Fourth quarter net income was $4.4 million, an 18% increase from the $3.7 million earned in the same period last year.

    "We are very pleased with our continued strong financial performance," stated Stephen H. Wacknitz, Chairman of the Board, CEO and President. "Our experienced team was able to produce these results while managing unprecedented prepayments in our SBA loan servicing portfolio, resulting in accelerated amortization of the related servicing asset; the increased costs associated with stock options; the negative effect of the inverted yield curve on our net interest margin; and the decreasing demand for certain loans as a result of the slowing residential real estate market."

    Net SBA servicing income and related items for 2006 decreased $4.6 million from 2005. For the fourth quarter of 2006, the decrease was $1.8 million over the same period in 2005.

    2006 was the first year during which we were required to recognize expenses in connection with stock options. This was $1.1 million before tax and $1.0 million after tax. For the fourth quarter of 2006 the expense was $0.2 million before and after tax.

    Net interest income for 2006 was $59.8 million, a 37% increase over the $43.5 million in 2005. For the quarter ending December 31, 2006, net interest income was $16.3 million, a 26% increase from the $12.9 million earned in the same period last year. The increase was primarily due to the increase in loans outstanding.

    Return on average assets was 1.64% and return on average equity was 23.89% for the year ending December 31, 2006, compared to 1.91% and 27.71%, respectively, for 2005. For the quarter ending December 31, 2006, the return on average assets was 1.46% and the return on average equity was 20.11%, compared to 1.79% and 26.44%, respectively, in 2005. "Based on our industry's historical performance, these returns continue to place us among the top performers in the country," stated Mr. Wacknitz.

    Total assets were $1.24 billion at December 31, 2006, a 42% increase from $869.0 million at December 31, 2005. For the same period, loans increased 52%. "The increase in loans was due to continued strong lending activity in the markets we serve as well as the addition of new profit centers, including the SBA un-guaranteed purchase program, whose outstanding loans have surpassed $125 million within the first nine months of operation," added Mr. Wacknitz.

    The allowance for loan loss increased 39%, from $9.0 million at December 31, 2005, to $12.5 million at December 31, 2006. Net chargeoffs were $220 thousand for 2005 and $167 thousand for 2006. Non-accrual loans (net of SBA guarantees) were $1.4 million at December 31, 2005, and $8.8 million at December 31, 2006. Much of the increase in net non-accrual loans is due to a $5.9 million real estate project located in the North San Diego county coast area. Mr. Wacknitz stated that "we do not anticipate incurring any loss on this project." There was $0.6 million of other real estate owned (net of SBA guarantees) at December 31, 2006, compared to $1.5 million at December 31, 2005.

    Deposits increased 46% from $742.4 million at December 31, 2005, to $1.08 billion at December 31, 2006. The deposit growth has been fueled by existing branch growth, through various CD promotions; money desk operations; brokered deposits; and from our new Carlsbad, Solana Beach, and Ontario full service branches.

    Shareholder equity increased 77% from $58.2 million at December 31, 2005, to $103.3 million at December 31, 2006, due to a private placement stock offering in November, net income, and the exercise of stock options. The stock offering raised a net amount of $25.1 million, of which $18.0 million was transferred to the Temecula Valley Bancorp's principal subsidiary, Temecula Valley Bank ("Bank"), as tier one capital. Capital ratios remain strong at December 31, 2006, with the tier one leverage ratio at 11.42%, the tier one risk-based ratio at 10.93%, and the total risk-based capital ratio at 12.40%, all above the minimum to qualify as "well capitalized." During the third quarter of 2006, $12 million of junior subordinated debt securities were issued, of which $11.5 million was transferred to the Bank as tier one capital.

    "Although we have seen somewhat of a recent softening in the California residential real estate market, the Bank remains strong with 94% of its loans secured by real estate with an overall loan to value of 65%. Additionally, we believe that other major economic indicators in California remain strong," stated Mr. Wacknitz.

    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad, Solana Beach, and Ontario. The Bank also operates a number of regional real estate loan production centers in California. As a nationally authorized SBA Preferred Lender, the Bank has multiple SBA loan production offices across the Mid and Western United States and has funded over $1.3 billion in SBA loans in 36 states during the last five years. The Bank's website is at www.temvalbank.com. Temecula Valley Bancorp was established in June 2002 and operates as a bank holding company for the Bank.

    Temecula Valley Bancorp stock is traded on the NASDAQ Global
Select Market under the symbol TMCV.

    Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with Securities and Exchange Commission by Temecula Valley Bancorp Inc.

                     TEMECULA VALLEY BANCORP INC.
                            FINANCIAL DATA
                            DECEMBER 2006
                             (UNAUDITED)
(all amounts in whole dollars except share and per share information)

                      Dec 31,       Dec 31,     Increase    Increase
                       2006          2005      (Decrease)  (Decrease)
                  -------------- ------------ ------------ -----------
ASSETS
   Cash and due
    from banks       15,190,212   18,311,714   (3,121,502)       (17%)
   Due from
    Banks-Time           99,000            0       99,000           0%
   Securities         1,018,683            0    1,018,683           0%
   Federal funds
    sold             18,180,000   33,200,000  (15,020,000)       (45%)

   Loans          1,142,692,822  753,246,789  389,446,033          52%
   Less allowance
    for loan
    losses          (12,521,717)  (9,039,155)  (3,482,562)         39%
                  -------------- ------------ ------------
   Loans, net     1,130,171,105  744,207,634  385,963,471          52%

   Federal
    Reserve &
    Home Loan
    Bank stock,
    at cost           1,996,300    3,098,600   (1,102,300)       (36%)
   Other real
    estate owned,
    net               1,255,000    2,111,250     (856,250)       (41%)
   Bank premises
    and
    equipment,
    net               5,491,968    4,885,015      606,953          12%
   SBA-loan
    servicing
    asset             8,287,703    8,169,273      118,430           1%
   SBA-loan
    servicing I/O
    strip
    receivable       13,215,760   22,067,900   (8,852,140)       (40%)
   Cash surrender
    value life
    insurance        24,036,291   17,590,733    6,445,558          37%
   Other Assets      19,246,503   15,345,927    3,900,576          25%
                  -------------- ------------ ------------
                  1,238,188,525  868,988,046  369,200,479          42%
                  ============== ============ ============

LIABILITIES AND
 STOCKHOLDERS'
 EQUITY
   Demand
    deposits        144,525,203  155,992,027  (11,466,824)        (7%)
   Interest
    bearing
    deposits        936,975,447  586,439,912  350,535,535          60%
                  -------------- ------------ ------------
     Total
      deposits    1,081,500,650  742,431,939  339,068,711          46%
   FHLB Advances              0   30,000,000  (30,000,000)      (100%)
   Junior
    subordinated
    debt
    securities       41,240,000   28,868,000   12,372,000          43%
   Other
    liabilities      12,184,866    9,507,797    2,677,069          28%
                  -------------- ------------ ------------
     Total
      liabilities 1,134,925,516  810,807,736  324,117,780          40%

   Stockholders'
    equity          103,263,009   58,180,310   45,082,699          77%
                  -------------- ------------ ------------
                  1,238,188,525  868,988,046  369,200,479          42%
                  ============== ============ ============

                         3 Mos.      3 Mos.     12 Mos.     12 Mos.
                          Ended       Ended       Ended       Ended
                        Dec 31,     Dec 31,     Dec 31,     Dec 31,
                           2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
Interest income        27,696,399  17,908,753  94,229,455  58,125,260
Interest expense       11,414,283   4,975,226  34,449,350  14,583,784
                       ----------- ----------- ----------- -----------
Net interest income    16,282,116  12,933,527  59,780,105  43,541,476
Provision for loan
 losses                   890,000     908,100   3,650,000   2,897,000
Other income            3,695,227   4,974,688  19,443,803  23,822,163
Other expense          12,255,953  10,660,150  46,990,796  40,627,302
                       ----------- ----------- ----------- -----------
Earnings before income
 taxes                  6,831,390   6,339,965  28,583,112  23,839,337
Income taxes            2,439,072   2,616,583  11,662,790   9,886,072
                       ----------- ----------- ----------- -----------
         Net earnings   4,392,318   3,723,382  16,920,322  13,953,265
                       =========== =========== =========== ===========

Actual common shares
 outstanding at end of
 period                10,586,659   8,879,697  10,586,659   8,879,697
Average common shares
 outstanding           10,322,256   8,894,814   9,797,912   8,845,736
Average common shares
 & equivalents
 outstanding            9,800,612   9,650,105   9,234,894   9,587,559
Basic earnings per
 share                       0.45        0.42        1.83        1.58
Diluted earnings per
 share                       0.43        0.39        1.73        1.46
Return on average
 assets (annualized)         1.46%       1.79%       1.64%       1.91%
Return on average
 equity (annualized)        20.11%      26.44%      23.89%      27.71%
Efficiency ratio            61.35%      59.53%      59.31%      60.31%


                                            12/31/2006     12/31/2005
                                       ---------------- --------------
Tier 1 leverage capital ratio                    11.42%          9.28%
Tier 1 risk-based capital ratio                  10.93%          8.93%
Total risk-based capital ratio                   12.40%         11.02%
Allowance for loan losses as a % of
 total loans                                      1.29%          1.35%
Gross nonperforming assets as a % of
 total assets                                     1.66%          1.16%
Net nonperforming assets as a % of
 total assets                                     0.82%          0.34%
Net chargeoffs (annualized) as a % of
 total loans                                      0.01%          0.03%
Loan to deposit ratio                           105.66%        101.46%
Book value per share                              9.75           6.54


PAST DUE AND NON-ACCRUAL LOANS
--------------------------------- ------------------------------------
                                    Gross     Government
December 31, 2006                   Balance     Guaranty   Net Balance
--------------------------------- ------------------------------------
  30-89 days past due              3,284,267   (1,737,093)  1,547,174
                                  =========== ============ ===========
  90+ days past due and accruing     140,167            0     140,167
  Non-accrual                     19,123,973  (10,334,511)  8,789,462
  Other real estate owned (REO)    1,255,000            0   1,255,000
                                  ----------- ------------ -----------
      Total nonperforming assets  20,519,140  (10,334,511) 10,184,629
                                  =========== ============ ===========

December 31, 2005
---------------------------------
  30-89 days past due                933,294     (732,923)    200,371
                                  =========== ============ ===========
  90+ days past due and accruing           0            0           0
  Non-accrual                      7,950,601   (6,513,752)  1,436,849
  Other real estate owned (REO)    2,111,250     (604,004)  1,507,246
                                  ----------- ------------ -----------
      Total nonperforming assets  10,061,851   (7,117,756)  2,944,095
                                  =========== ============ ===========


NET LOAN CHARGEOFFS
--------------------------------
                                 3 Mos.   3 Mos.    12 Mos.  12 Mos.
                                   Ended    Ended     Ended    Ended
                                 Dec 31,  Dec 31,  Dec 31,   Dec 31,
                                   2006     2005      2006      2005
                                 -------- -------- --------- ---------
Chargeoffs                        24,556  109,618   381,150   540,152
Recoveries                       (25,101)    (475) (213,712) (319,773)
                                 -------- -------- --------- ---------
  Net Chargeoffs (Recoveries)       (545) 109,143   167,438   220,379
                                 ======== ======== ========= =========


    CONTACT: Temecula Valley Bancorp
             Stephen H. Wacknitz, 951-694-9940